Exhibit 99

USANA Health Sciences Provides Preliminary First Quarter 2008 Results

Sales and EPS Expected to Be Below Guidance

Provides Updated Outlook for 2008

Conference Call Scheduled for 6:00 p.m. EDT Today

SALT LAKE CITY--(BUSINESS WIRE)--USANA Health Sciences, Inc. (NASDAQ: USNA) today provided preliminary financial results for its first quarter ending March 29, 2008. The company currently expects net sales for this period to be approximately $100 million and earnings per share to be between $0.44 and $0.46. These expected results are below the company’s previously announced guidance estimates.

The lower than expected net sales can primarily be attributed to a year-over-year and consecutive quarter decline in the company’s North American business, specifically in the United States. North America currently accounts for about two-thirds of the company’s sales volume. The number of Active Associates in this region decreased, which the company believes is mainly due to disappointing results from new promotional and incentive activities, economic uncertainties in the U.S., as well as to the lingering effects relating to negative misinformation about the company that appeared in the mass media during 2007. The company’s Asia Pacific business continued to show top-line growth year-over-year, although it declined modestly on a consecutive quarter basis. Earnings per share for the quarter was impacted by lower than expected sales and by higher than anticipated selling, general and administrative spending.

Gilbert A. Fuller, executive vice president and chief financial officer of USANA Health Sciences, said, “Although we are disappointed with our estimated first quarter results, we are taking aggressive action to address the issues that we are currently facing. Over the next several months, we plan to commence a number of global promotions and other initiatives that we believe will incent our Associates to grow and expand their businesses.

“Our strength over the last several years has been the close relationship with our Associate leaders and our ability to operate an efficient and effective business model. We will continue to foster that Associate relationship and refocus on the tried and tested promotions that, in the past, have proven to drive growth. Over the last several quarters, we have made significant investments in both infrastructure and human capital in order to keep pace with our growth, which has caused our selling, general and administrative expenses to rise. We believe that we largely will be finished with these investments by the end of the second quarter of 2008,” concluded Mr. Fuller.

To update guidance, the company now anticipates that net sales for the full year 2008 will increase modestly, compared with 2007, and that earnings per share will decrease as much as 20%, compared with 2007. Although the company expects that the second quarter will show modest progress, the full benefits of these growth initiates will likely not be realized until the end of 2008.

USANA management has scheduled a conference call today at 6:00 p.m. EDT to discuss this announcement. You can access the call by dialing 800-257-7063. The call will also be broadcast live via Webcast and can be accessed directly from our Web site: www.usanahealthsciences.com. A replay will be available shortly following the call and will be archived on our Web site for approximately 90 days.

USANA plans to issue a press release for its final first quarter 2008 results on April 21, 2008, after the close of the Nasdaq stock market. Management will hold a conference call with investors later that same day to discuss these results.

About USANA

USANA develops and manufactures high quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

CONTACT:
USANA Health Sciences, Inc., Salt Lake City
Riley Timmer, 801-954-7922 (Investor Relations)
investor.relations@us.usana.com
or
Edelman
Joe Poulos, 312-240-2719 (Media)